Exhibit 5.1

[Letterhead of Hogan & Hartson L.L.P.]

June 4, 2004

Board of Directors

Cytyc Corporation

85 Swanson Road

Boxborough, Massachusetts 01719

Ladies and Gentlemen:

This firm has acted as counsel to Cytyc Corporation, a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the offering of up to $250,000,000 in aggregate principal amount of 2.25% Convertible Notes due 2024 (the “Notes”), and up to 8,426,025 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), initially issuable by the Company upon conversion of the Notes, plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1. A copy of the Registration Statement.

2. An executed copy of the Indenture, dated as of March 22, 2004 (the “Indenture”), by and among the Company and U.S. Bank Trust National Association, as trustee.

3. A copy of the form of Note to be issued pursuant to the Indenture.

4. A copy of the form of certificate evidencing the shares of Common Stock to be issued upon conversion of the Notes.

5. The Third Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Delaware on June 3, 2004 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

6. The Amended and Restated By-Laws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

7. Certain resolutions of the Board of Directors of the Company adopted at a meeting held on February 27, 2004, certain resolutions of the Finance Committee of the Board of Directors adopted at a meeting on March 15, 2004, and certain resolutions of the Pricing Committee of the Finance Committee of the Board of Directors adopted at a meeting on March 16, 2004, all as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the Indenture, the Notes and the Shares.

8. A certificate of the Senior Vice President, General Counsel and Secretary of the Company, dated as of the date hereof, as to certain facts relating to the Company.

In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents submitted to us, the authenticity of all originals of the Documents, and the conformity to authentic original documents of all of the Documents submitted to us as copies (including telecopies).

This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) the Delaware General Corporation Law, as amended, and (ii) the laws of the State of New York (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the terms “Delaware General Corporation Law, as amended” and “the laws of the State of New York” include the statutory provisions contained therein, all applicable provisions of the Delaware and New York Constitutions and reported judicial decisions interpreting these laws. With respect to clause (ii) above, the opinion expressed herein is based on a review of those laws that, in our experience, are generally recognized as being applicable to the transactions contemplated in the Indenture and the Notes.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) assuming due execution, authentication, issuance and delivery of the Notes as provided in the Indenture, the Notes constitute valid and binding obligations of the Company; and

(b) following issuance of the Shares upon conversion of the Notes in accordance with their terms and the terms of the Indenture, such Shares will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/S/ HOGAN & HARTSON L.L.P.

Hogan & Hartson L.L.P.